Exhibit 99

  Heritage Financial Group Declares Quarterly Cash Dividend of $0.05
                           Per Common Share

    ALBANY, Ga.--(BUSINESS WIRE)--April 18, 2006--Heritage Financial Group (NASDAQ/NM: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that its Board of Directors has declared a cash dividend of $0.05 per common share. The dividend will be paid on May 19, 2006, to stockholders of record as of May 5, 2006.
    Heritage, MHC, which holds 7,868,875 shares or 70% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee, and Worth counties in Georgia through six full-service banking offices. Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a federally chartered savings bank in 2001 and, in 2005, became a Georgia-chartered savings bank. As of December 31, 2005, Heritage Financial Group reported total assets of approximately $364 million.

    On June 29, 2005, Heritage Financial Group completed its initial stock offering, selling 3,372,375 shares of common stock - representing a 30% interest in the Company - at $10.00 per share in a subscription offering. These shares began trading on the NASDAQ National Market on June 30, 2005. The remaining 70% of the shares of Heritage Financial Group continue to be owned by Heritage, MHC, a mutual holding company formed in 2002. For more information about Heritage Financial Group, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-3370